Exhibit 10.1

SKECHERS U.S.A., INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement” herein) is entered into as of January 1, 2019, by and between SKECHERS U.S.A., INC., a Delaware corporation (the “Company”), and MICHAEL GREENBERG (“Employee”).

1.    Employment and Duties. The Company hereby employs Employee as President of the Company on the terms and subject to the conditions contained in this Agreement. Employee hereby accepts such employment and agrees to perform in good faith and to the best of Employee’s ability all services which may be required of Employee hereunder, to do what is asked of him, and to be available to render services at all times and places in accordance with such directions, requests, rules and regulations made by the Company in connection with Employee’s employment. Employee hereby acknowledges and understands the duties and services that are expected of him hereunder, and he hereby represents that he has the experience and knowledge to perform such duties and services. Employee shall report to the Chief Executive Officer of the Company, or such other executive officer as may be designated by the Company. Employee shall be based at the Company’s corporate offices. Employee understands, however, that Employee may be required to travel within and outside of the State of California to discharge his duties hereunder.

2.    Devotion to Company Business. Employee shall devote his full business time, ability, and attention to the business of the Company during the term of this Agreement and shall not during the term of this Agreement engage in any other business activities, duties, or pursuits whatsoever, or directly or indirectly render any services of a business, commercial, or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the Company’s Board of Directors. It shall not be a violation of this Agreement for Employee to (a) engage in charitable or community activities, or in trade or professional organizations, or (b) manage personal investments, as long as such activities do not significantly interfere with the performance of Employee’s responsibilities as an employee of the Company in accordance with this Agreement. Nothing in this Agreement shall be interpreted to prohibit Employee from making passive personal investments. However, Employee shall not directly or indirectly acquire, hold, or retain any interest in any business competing with or similar in nature to the business of the Company, except as permitted by Company policies or authorized by the Chief Executive Officer of the Company.

3.    Fiscal Year and Term of Employment Agreement. The Company’s fiscal year is January 1 through December 31 of each year (“Fiscal Year”), with the respective fiscal quarters ending March 31, June 30, September 30 and December 31 of each year (“Fiscal Quarter”). The initial term of this Agreement shall be four years, commencing as of the date hereof and terminating on December 31, 2022, provided, however, that, unless the Agreement is terminated as provided in Section 6, below, on January 1 of each Fiscal Year the term of this Agreement will automatically be extended for one year, resulting in a new four year term of the Agreement. The word “Term” will refer to the period of time under this Agreement at any given moment of time.

4.    Compensation. As compensation for Employee’s services hereunder and all the rights granted hereunder by Employee to the Company, Employee will be entitled to the following pay and benefits:

4.1    Salary. The Company will pay Employee a gross salary of not less than USD $4.25 million per fiscal year during the term of this Agreement. Employee’s salary shall be payable in bi-weekly increments in accordance with the Company’s payroll practices for salaried employees.

4.2    Annual Bonus. Employee will be eligible to receive an annual bonus in an amount of not less than 0.3% of the amount which net sales for the applicable Fiscal Year during the Term exceed net sales for the prior Fiscal Year, such amounts being payable on a quarterly basis during the Term in an amount which net sales for the applicable Fiscal Quarter exceed net sales for the corresponding Fiscal Quarter in the prior year. The bonus, if any, for each such Fiscal Quarter will be paid no later than the end of the Fiscal Quarter following the Fiscal Quarter in which the bonus is earned.

4.3    Restricted Stock. Employee and the Company acknowledge the Company’s (i) March 30, 2016 grant of 90,000 shares of restricted Company stock to Employee, which vest as follows: 45,000 shares on May 1, 2019 and 45,000 shares on May 1, 2020; (ii) January 12, 2018 grant of 410,000 shares of restricted Company stock to Employee, which vest as follows: 80,000 shares on March 1, 2019, 80,000 shares on March 1, 2020, 125,000 shares on March 1, 2021 and 125,000 shares on March 1, 2022; and (iii) January 24, 2019 grant of 125,000 shares of restricted Company stock, which vest as follows: 125,000 shares on March 1, 2023, subject to the terms and conditions of the Company’s 2007 Incentive Award Plan and the Company’s 2017 Incentive Award Plan, as applicable, and the Restricted Stock Agreement thereunder entered into between Employee and the Company (all collectively referred to as the “Restricted Stock Agreements”). Employee and the Company further acknowledge that the grant of restricted stock under this Section 4.3 is over and above any stock that had previously been granted to Employee, and which has vested, and is not in lieu of any such stock.

4.4    Automobile Allowance. The Company will provide Employee with a Company car commensurate with his position to use for Company business and will pay the autormobile insurance premiums on Employee’s behalf.

4.5    Vacation. Employee shall have the right during each one year period of the Term of this Agreement to earn and accrue four weeks of paid vacation, in accordance with and subject to the provisions of the Company’s vacation policy in effect from time to time. Employee may take accrued vacation at such times that are mutually convenient to Employee and the Company, subject to the business requirements of the Company.

4.6    Employee Plans, etc. Employee shall be entitled to participate, to the same extent as other officers of the Company, in any bonus compensation plan, stock purchase or stock option plan, group life insurance plan, group medical insurance plan and other compensation or employee benefit plans (collectively, “Plans”) which are generally available to a majority of the other officers of the Company during the Term hereof and for which Employee shall qualify. Employee further understands, however, that the Board of Directors, or such committee or person or persons designated by the Board of Directors, shall determine in its sole discretion

(i) whether any Plans are made available to a majority of the officers of the Company; (ii) whether one or more Plans are adopted solely for the Chief Executive Officer and/or one or more (but not a majority) of the officers of the Company; (iii) whether one or more Plans are made available to a majority of the officers; and (iv) the amounts payable or the benefits provided thereunder to each participant in whole or in part. Employee agrees and acknowledges that he has no vested interest in the continuance of any Plan, and that no Plan in existence on the date of this Agreement has acted as a material inducement to Employee in entering into this Agreement.

4.7    Other Benefits. Employee shall be entitled to participate, in the same manner and to the same extent as other officers of the Company, in all of the Company’s employee benefits as described in the Company’s Employee Handbook. However, nothing shall require or obligate the Company to adopt or implement, or to prevent, preclude or otherwise prohibit the Company from amending, modifying, continuing, discontinuing, or otherwise terminating any particular employee benefit plan, program or arrangement.

4.8    Company Airplanes. Employee will be entitle to reasonable use of the Company’s private airplanes, subject to availability determined by the Company’s business needs and the ranking of Company employees who are entitled to use the airplanes. Use of the airplanes solely for business purposes will not be treated as compensation to Employee. Use of the airplanes with a guest or for other personal matters will be treated as compensation to Employee, and will be reported on an IRS W-2 Form issued to Employee. The Compensation Committee of the Company’s Board of Directors will have sole discretion (i) to determine whether or not Employee’s use of the airplanes will be treated as compensation to Employee, (ii) to determine the amount of compensation that will be attributed to Employee, in accordance with IRS regulations, and (iii) to put limitations on Employee’s use of the airplanes for purposes treated as compensation to Employee.

4.9    Financial Planning/Tax Preparation. Subject to the approval of the Compensation Committee of the Company’s Board of Directors on an annual basis and in its sole discretion, the Company will reimburse Employee for the costs that he incurs in obtaining financial planning and tax preparation services, up to an annual maximum of $125,000. The reimbursement will be treated as compensation to Employee, and will be reported on an IRS W-2 Form issued to Employee.

5.    Expense Reimbursement. Employee shall be reimbursed by the Company for all traveling, hotel, entertainment and other expenses that are properly and necessarily incurred by Employee, consistent with Employee’s position with the Company and the Company’s policies on the same.

6.    Termination of Employment. This Agreement and Employee’s employment may be terminated during the Term of this Agreement only as follows:

6.1    Death. This Agreement and Employee’s employment shall terminate upon Employee’s death.

6.2    Disability. The Company may terminate this Agreement and Employee’s employment, by providing written notice of such termination to Employee, if Employee shall suffer a physical or mental disability, which renders Employee unable to perform the essential functions of his job, with or without reasonable accommodation. Subject to the provisions of the Americans With Disabilities Act and applicable state law, Employee shall be presumed to be disabled if Employee is unable to substantially perform the services required of Employee hereunder for a period in excess of 60 consecutive work days or 60 work days during any 90 work day period. In such event, Employee shall be presumed to be disabled as of such 60th workday.

6.3    For Cause. The Company may terminate this Agreement and Employee’s employment for “Cause” by providing written notice of such termination to Employee. For purposes of this Agreement, “Cause” shall mean: (i) Employee willfully breaches or habitually neglects the duties that Employee is required to perform under this Agreement; (ii) Employee commits an intentional act of moral turpitude that has a material detrimental effect on the reputation or business of the Company; (iii) Employee is convicted of a felony or commits any material act of dishonesty, fraud or intentional misrepresentation; (iv) Employee engages in an unauthorized disclosure or use of inside information, trade secrets or other confidential information; or (v) Employee willfully breaches a fiduciary duty, or violates any law, rule or regulation, which breach or violation results in a material adverse effect on the Company. If the Company decides to terminate Employee’s employment for Cause, the Company will provide Employee with notice specifying the grounds for termination, accompanied by a brief written statement of the relevant facts supporting such grounds.

6.4    Without Cause. The Company may terminate this Agreement and Employee’s employment without cause upon providing written notice of such employment termination to Employee.

6.5    Voluntary Termination Without Good Reason . Employee may voluntarily terminate this Agreement and Employee’s employment with the Company without “Good Reason” as defined in Section 6.6, below, upon providing one hundred twenty (120) days written notice of such termination to the Company, provided, however, that the Company may waive any part or all of the notice period and accelerate the date of termination accordingly, in its sole and absolute discretion.

6.6    Voluntary Termination for Good Reason. Employee may terminate this Agreement and Employee’s employment for “Good Reason” upon providing written notice of such employment termination to the Company. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without Cause, unless the Company has Employee’s prior written consent: (i) Employee is removed from his position specified in Section 1, above, and is not placed in a reasonably comparable or higher position; (ii) an unreasonable reduction in the duties defined in Section 1, above, provided, however, that the term Good Reason does not include a situation where duties defined in Section 1, above, are removed from Employee’s responsibilities and are replaced with duties that have greater responsibility and/or authority than the duties that are removed; (iii) Employee is demoted or his annual salary is reduced or his benefits and annual compensation package is materially reduced; (iv) Employee is required to relocate outside of Los Angeles County to continue employment; or (v) Employee’s employment conditions are altered to the material detriment of Employee. Voluntary termination will not be considered to be for Good Reason unless (i) Employee gives written notice of such termination to the Company within ninety (90) days of learning from an authoritative source that the Company has acted so as to provide Good Reason for Employee to terminate this Agreement, (ii) Employee gives ninety (90) days’ written notice of such termination to the Company, specifying in detail the actions that constitute Good Reason, and (iii) the Company does not cure the actions that would constitute Good Reason within ninety (90) days of its receipt of the notification.

6.7    Change in Control. The Company and/or its successor may terminate this Agreement and Employee’s employment in connection with a Change in Control, as defined and provided in Section 8.4, below.

7.    Notice and Effective Date of Termination.

7.1    Notice. Any termination of this Agreement and Employee’s employment by the Company or by Employee during the Term of this Agreement (other than as a result of death) shall be communicated by written notice of termination to the other party hereto.

7.2    Date of Termination. The date of termination (“Date of Termination”) shall be:

(a)    If Employee’s employment is terminated by Employee’s Death, the date of Employee’s death;

(b)    If Employee’s employment is terminated by reason of Disability, the 31st day following delivery of the notice of termination;

(c)    If Employee’s employment is voluntarily terminated by Employee without Good Reason, the 120th day following delivery of the notice of termination by Employee to the Company, unless the Company accelerates the Date of Termination as specified in Section 6.5, in which event the Date of Termination will be the accelerated date specified by the Company;

(d)    If Employee’s employment is terminated by the Company for Cause, the date on which the notice of termination is delivered by the Company to Employee;

(e)    If Employee’s employment is terminated without Cause by the Company, the date on which a notice of termination is delivered by the Company to Employee.

(f)    If Employee’s employment is terminated by Employee for Good Reason, the 91st day after the date on which a notice of termination is delivered by Employee to the Company, provided that the Company has not cured the actions that would constitute Good Reason within ninety (90) days of its receipt of the notification.

(g)    If Employee’s employment terminates by reason of a Change in Control, the date on which a notice of termination is delivered by the Company or its successor to Employee.

8.    Compensation and Benefits Upon Termination.

8.1    Death or Disability. If Employee’s employment terminates pursuant to Death or Disability, Employee (or Employee’s estate) shall be paid Employee’s then current salary earned through the Date of Termination, in addition to any accrued, but unused vacation, and Employee shall be reimbursed for any business expenses incurred by Employee in accordance with Section 5, above. Employee shall be entitled to no further compensation or benefits.

8.2    Termination for Cause or Voluntary Termination Without Good Reason. If Employee’s employment terminates by the Company for Cause or by Employee without Good Reason, Employee shall be paid Employee’s then current salary earned through the Date of Termination, in addition to any accrued, but unused vacation, and Employee shall be reimbursed for any business expenses incurred by Employee in accordance with Section 5, above. Employee shall be entitled to no further compensation or benefits.

8.3    Termination Without Cause or Voluntary Termination for Good Reason. If Employee’s employment terminates by the Company without Cause or by Employee with Good Reason, Employee shall be paid Employee’s then current salary earned through the Date of Termination, in addition to any accrued but unused vacation, and Employee shall be reimbursed for any business expenses incurred by Employee in accordance with Section 5, above. Employee shall be entitled to no further compensation or benefits, provided, however, that if in connection with the termination of his employment Employee executes a “Waiver and Release Agreement” in the form attached hereto as Attachment “A,” and if that “Waiver and Release Agreement” is not revoked by Employee pursuant to its terms and becomes effective and enforceable, then

(i)    The Company shall be obligated to pay Employee the total gross amount (the “Section 8.3(i) Amount”) equal to:

(a)    Employee’s salary for the remainder of the Term as of the Date of Termination (at the annual rate payable at the Date of Termination); plus

(b)    An annual bonus for each of the remaining Fiscal Years in the Term (as of the Date of Termination) equal to the highest amount of the bonus specified in Section 4.2, above, that was earned by Employee in any Fiscal Year in the Term prior to Employee’s Date of Termination (to be reduced only in the Fiscal Year of termination by bonus amounts already earned and paid to Employee that Fiscal Year, but paid in subsequent remaining Fiscal Years as specified in this Section 8.3(i)(b)).

(ii)    The Company will, at its own expense, accelerate the vesting of all Company stock options and restricted Company stock held by the Employee, provided that such acceleration is allowed by the terms of the Restricted Stock Agreements.

The payments and benefits specified in (i) and (ii), immediately above, will not be made, the “Waiver and Release Agreement” will become null and void, and Employee will not be entitled to any payments or benefits other than those specified in the first sentence of this Section 8.3, unless and until each of the following four conditions are satisfied: (a) Employee executes the “Waiver and Release Agreement” within twenty-one (21) days after receiving it, (b) Employee returns the executed “Waiver and Release Agreement” to the Company no later than five (5) working days after executing it, (c) the “Waiver and Release Agreement” by its terms becomes effective and enforceable after the seven (7) day revocation period specified in the “Waiver and Release Agreement” has expired without revocation by Employee, and (d) Employee returns all Records (as defined in Section 10, below) to the Company no later than five (5) days after the termination of his employment. Moreover, Employee acknowledges and agrees that, if the Section 8.3(i) Amount exceeds the amount that would qualify as “separation pay” within the meaning of Treasury Regulation 1.409A-1(b)(9) (the “Separation Pay Limitation”), then the maximum amount which would not exceed the Separation Pay Limitation shall be paid in one lump-sum payment on the first Company payroll date which follows the end of the month in which occurs the last of the events specified in (a)-(d) of the immediately preceding sentence. The balance of the Section 8.3(i) Amount shall be paid in one lump-sum payment that is payable on the Company’s first payroll date no earlier than six (6) months and one (1) day after the termination of Employee’s employment, and no later than seven (7) months after the termination of Employee’s employment.

Notwithstanding the foregoing or any other provision of this Agreement, if any part or all of the payments or benefits specified in this Section 8.3 are subject to taxation under Section 409A of the Internal Revenue Code, as determined by the Company, with the advice of its independent accounting firm or other tax advisors, then the payments or benefits shall be subject to modification as set forth hereafter in Section 19 of this Agreement.

8.4    Termination Upon Change in Control. For purposes of this Agreement, “Change in Control” is defined to mean the earlier occurrence of one of the following events, whether by a single transaction or in a series of related transactions: (i) a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction; (ii) a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity as to which more than fifty percent (50%) of the combined voting power of the voting securities are owned by stockholders of the Company after such sale, lease, license or other disposition in substantially the same proportions as their ownership of the Company immediately prior to such sale, lease, license or other disposition; or (iii) the acquisition by any Person (other than any employee benefit plan, or related trust, sponsored or maintained by the Company) as Beneficial Owner (as ‘Person’ and ‘Beneficial Owner’ are defined in the Securities Exchange Act of 1934, as amended, or the rules and regulations thereunder), directly or indirectly, of securities of the Company representing 20 percent (20%) or more of the total voting power represented by the Company’s then outstanding voting securities.

If Employee’s employment is terminated by the Company or its successor without Cause during the Term of this Agreement upon or within one hundred twenty (120) days after a Change in Control, Employee shall be paid Employee’s then current salary earned through the Date of Termination, in addition to any accrued but unused vacation, and Employee shall be reimbursed for any business expenses incurred by Employee in accordance with Section 5, above. Employee shall be entitled to no further compensation or benefits, provided, however, that that if the Company or its successor terminates Employee’s employment without Cause during the Term of this Agreement upon a Change in Control or within one hundred twenty (120) days after a Change in Control, and if in connection with the termination of his employment by the Company

Employee executes a “Waiver and Release Agreement” in the form attached hereto as Attachment “A, and if that “Waiver and Release Agreement” is not revoked by Employee pursuant to its terms and becomes effective and enforceable, then:

(i)    The Company shall be obligated to pay Employee the total gross amount (the “Section 8.4(i) Amount”) equal to:

(a)    Employee’s salary for the remainder of the Term as of the Date of Termination (at the annual rate payable at the Date of Termination); plus

(b)    An annual bonus for each of the remaining Fiscal Years in the Term (as of the Date of Termination) equal to the highest amount of the bonus specified in Section 4.2, above, that was earned by Employee in any Fiscal Year in the Term prior to Employee’s Date of Termination (to be reduced only in the Fiscal Year of termination by bonus amounts already earned and paid to Employee that Fiscal Year, but paid in subsequent remaining Fiscal Years as specified in this Section 8.4(i)(b)).

(ii)    The Company will, at its own expense, accelerate the vesting of all Company stock options and restricted Company stock held by the Employee, provided that such acceleration is allowed by the terms of the Restricted Stock Agreements.

The payments and benefits specified in (i) and (ii), immediately above, will not be made, the “Waiver and Release Agreement” will become null and void, and Employee will not be entitled to any payments or benefits other than those specified in the first sentence of the second paragraph of this Section 8.4, unless and until each of the following four conditions are satisfied: (a) Employee executes the “Waiver and Release Agreement” within twenty-one (21) days after receiving it, (b) Employee returns the executed “Waiver and Release Agreement” to the Company no later than five (5) working days after executing it, (c) the “Waiver and Release Agreement” by its terms becomes effective and enforceable after the seven (7) day revocation period specified in the “Waiver and Release Agreement” has expired without revocation by Employee, and (d) Employee returns all Records (as defined in Section 10, below) to the Company no later than five (5) working days after the termination of his employment. Moreover, Employee acknowledges and agrees that, if the Section 8.4(i) Amount exceeds the Separation Pay Limitation, then the maximum amount which would not exceed the Separation Pay Limitation shall be paid in one lump-sum payment on the first Company payroll date which follows the end of the month in which occurs the last of the events specified in (a)-(d) of the immediately preceding sentence. The balance of the Section 8.4(i) Amount shall be paid in one lump-sum payment that is payable on the Company’s first payroll date no earlier than six (6) months and one (1) day after the termination of Employee’s employment, and no later than seven (7) months after the termination of Employee’s employment. The payments and benefits under this Section 8.4 shall be in lieu of any payments or benefits due under Section 8.3.

Notwithstanding the foregoing or any other provision of this Agreement, if any part or all of the payments or benefits specified in this Section 8.4 are subject to taxation under Section 280G or Section 409A of the Internal Revenue Code, as determined by the Company, with the advice of its independent accounting firm or other tax advisors, then the payments or benefits shall be subject to modification as set forth hereafter in Section 18 or Section 19 of this Agreement.

8.5    Single Trigger Event. The provisions for payments contained in this Section 8 may be triggered only once during the term of this Agreement, so that, for example, should Employee be terminated because of a Disability and should there be a Change in Control thereafter, then Employee would be entitled to be paid only under Section 8.1 and not under Section 8.4, as well. In addition, Employee shall not be entitled to receive severance benefits of any kind from any parent, wholly owned subsidiary or other affiliated entity of the Company if those severance benefits would be received in connection with the same event or series of events as to which the payments provided for in Section 8.3 or Section 8.4 have been triggered.

8.6    The Company shall have no further obligations to Employee as a result of the termination of Employee’s employment, other than those expressly outlined in this Section 8.

9.    Trade Secrets and Related Matters.

9.1    ”Trade Secrets” means confidential business or technical information or trade secrets of the Company which Employee acquires while employed by the Company, whether or not conceived of, developed or prepared by Employee or at his direction and includes, without limitation:

(a)    Any information or compilation of information concerning the Company’s financial position, financing, purchasing, accounting, marketing, merchandising, sales, salaries, pricing, investments, costs, profits, plans for future development, employees, prospective employees, research, development, formulae, patterns, designs, drawings, inventions, plans, specifications, devices, products, procedures, processes, operations, techniques, software, computer programs or data;

(b)    Any information or compilation of information concerning the identity, plans, requirements, preferences, practices and methods of doing business on specific customers, suppliers, prospective customers and prospective suppliers of the Company;

(c)    Any other information or “know how” which is related to any product, process, service, business or research of the Company; and

(d)    Any information which the Company acquires from another party and treats as its proprietary information or confidential information,” whether or not owned or developed by the Company.

Notwithstanding the foregoing, “Trade Secrets” do not include either of the following:

(a)    Information which is publicly known through no breach of this Section 9 by Employee, or which is generally employed by the trade, whether on or after the date that Employee first acquires the information; or

(b)    General information or knowledge that Employee necessarily would have legitimately learned in the course of similar work elsewhere in the trade.

9.2    Acknowledgments. Employee acknowledges that:

(a)    Employee’s relationship with the Company will be a confidential relationship in which Employee will have access to and may create Trade Secrets.

(b)    The Company uses the Trade Secrets in its business to obtain a competitive advantage over its competitors who do not know or use that information.

(c)    The protection of the Trade Secrets against unauthorized disclosure or use is of critical importance in maintaining the competitive position of the Company.

9.3    Nondisclosure, etc. Employee acknowledges that disclosure of any Trade Secret about the Company by Employee would be damaging to the Company and the growth of its business. As such, Employee agrees and warrants that, unless compelled to do so by applicable law, he will not at any time or in any manner directly or indirectly use for his own benefit or the benefit of any other person or entity, or otherwise divulge, disclose or communicate in any fashion, to any person or entity, including, without limitation, the media or by way of the World Wide Web, any Trade Secret of the Company that has been learned or discovered by Employee while performing or preparing to perform his duties for the Company, provided, however, that nothing in this Section 9.3 or elsewhere in this Agreement precludes Employee from providing any such information voluntarily and in confidence to any regulatory, law enforcement or other government agency, including, without limitation, the federal Securities and Exchange Commission.

9.4    Liability. Employee acknowledges that each of the restrictions contained in this Agreement relating to this Section 9 is reasonable and necessary in order to protect legitimate interests of the Company and that any violation thereof would cause irreparable injury to the Company. Employee acknowledges and agrees that, in the event of any violation thereof, the Company shall be authorized and entitled to obtain preliminary and permanent injunctive relief as well as an equitable accounting of all profits or benefits arising out of such violation and any damages for breach of this Agreement that may be applicable. The aforesaid rights and remedies shall be independent, severable and cumulative and shall be in addition to any other rights or remedies to which the Company may be entitled under this Agreement or applicable law.

9.5    Non-Competition. Employee agrees that, during the period of Employee’s employment with the Company (a) he will not, directly or indirectly, either as an employee or in any other capacity, engage or participate in any business that is in competition in any manner whatsoever with the Company, including, but not limited to, the brokering of transactions to competitors of the Company, and (b) he will not engage in any activity that presents a conflict of interest with his duties and responsibilities to the Company.

9.6    Non-Solicitation of Employees. Employee shall not, during the Term of this Agreement, for himself or on behalf of any other person, partnership, corporation or entity, directly or indirectly, or by action in concert with others, solicit, induce, suggest or encourage any person known to him to be an employee of the Company or any affiliate of the Company to terminate his or her employment or other contractual relationship with the Company or any of its affiliates.

9.7    Immunity Provisions. Employee and the Company expressly recognize the immunity provisions of the Defense of Trade Secrets Act that provide that (i) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (iii) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

9.8    Severability. The parties agree that the above restrictions contained in this Section 9 shall be completely severable and independent, and any invalidity or unenforceability of any one or more of such restrictions, or portions of such restrictions, shall not render invalid or unenforceable any one or more of the other restrictions or portions of restrictions.

10.    Records.

10.1    Records: Definition. The word “Records” shall be given its broadest possible interpretation and shall include, without limitation, files, accounts, records, log books, documents, drawings, sketches, designs, diagrams, models, plans, blueprints, specifications, manuals, books, forms, notes, reports, memoranda, studies, surveys, software, flow charts, data, computer programs, listing of source code, calculations, recordings, catalogues, compilations of information, correspondence, confidential data of customers and employees, and all copies, abstracts or summaries of the foregoing in any storage medium (including, without limitation, electronic form), as well as instruments, tools, storage devices, disks, equipment and all other physical items related to the business of the Company (other than merely personal items of a general professional nature), whether of a public nature or not, and whether prepared by Employee or not.

10.2    Ownership. All Records are and shall remain the exclusive property of the Company.

10.3    Return of Records. At the termination of this Agreement for any reason, Employee shall promptly return to the Company all records in Employee’s possession or over which Employee has control.

11.    Ownership of Material and Ideas. Employee agrees that all material, ideas, and inventions pertaining to the business of the Company, any of its affiliates or of any client of the Company, including but not limited to, all patents and copyrights thereon and renewals and extensions thereof, trademarks and trade names, and the names, addresses and telephone numbers of customers, distributors and sales representatives of the Company, belong solely to the Company. Employee hereby assigns any rights he may have to any such property to the Company, and agrees to execute and deliver any documents that evidence such assignment.

12.    Services Unique. It is agreed that the services to be rendered by Employee hereunder are of a special, unique, unusual, extraordinary and intellectual character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law and that a breach by Employee of any of the provisions contained in this Agreement will cause the Company irreparable injury and damage. Employee expressly agrees that the Company shall be entitled to injunctive or other equitable relief to prevent such a breach. Resort to any such equitable relief shall not be construed as a waiver of any of the rights or remedies which the Company may have against Employee for damages or otherwise.

13.    Key Man Life Insurance. During the term of this Agreement, the Company may at any time effect insurance on Employee’s life and/or health in such amounts and in such form as the Company may in its sole discretion decide. Employee shall not have any interest in such insurance, and shall not have the right to designate beneficiaries, but shall, if the Company requests, submit to such medical examinations, supply such information and execute such documents as may be required in connection with, or so as to enable the Company to effect, such insurance.

14.    Resignations. Employee agrees that, upon termination of employment for any reason, Employee will submit his resignations from all offices and directorships with the Company and its related entities.

15.    Indemnity. During the time of Employee’s employment and after the termination of Employee’s employment (for any reason and under any circumstances), the Company shall indemnify Employee in accordance with the Company’s By-Laws and applicable law.

16.    Notices. Any and all notices, demands or other communications required or desired to be given hereunder by any party to the other party shall be in writing and shall be deemed to have been duly given or made when (i) received by the other party by personal delivery or by United States Mail, certified or registered, postage prepaid, return receipt requested, (ii) transmitted by facsimile, or (iii) mailed by overnight mail, addressed as follows:

To the Company:	SKECHERS USA, INC.

228 Manhattan Beach Boulevard

Manhattan Beach, California 90266

Attn: Chief Executive Officer,

Robert Greenberg

To Employee:	Michael Greenberg

(at the address set forth below his signature)

Either party may change his or its address for the purpose of receiving notices, demands and other communications as herein provided by a written notice given in the manner aforesaid to the other party.

17.    Withholding of Taxes. All payments required to be made by the Company to Employee under this Agreement shall be subject to the withholding and deduction of such amounts as required by law.

18.    Excise Tax Provision. Notwithstanding anything elsewhere in this Agreement to the contrary, if any of the payments or benefits provided for in this Agreement, together with any other payments or benefits which Employee has the right to receive from the Company (or its affiliated companies), would constitute a “parachute payment” as defined in Section 280G(h)(2) of the Code, the parties agree that the payments or benefits provided to Employee pursuant to this Agreement shall be reduced so that the present value of the total amount received by Employee that would constitute a ‘‘parachute payment” will be one dollar less than three times Employee’s base amount (as defined in Section 280G of the Code) and so that no portion of the payment or benefits received by Employee would be subject to the excise tax imposed by Section 4999 of the Code. Any such reduction shall be applied first to any and all payments and benefits that are not considered “nonqualified deferred compensation” for purposes of Section 409A of the Code (in such order and manner as Employee in his sole discretion may determine). After any and all such payments and benefits have been eliminated, any reduction of payments and benefits that are considered “nonqualified deferred compensation” shall be made in reverse chronological order of their payment dates (determined without regard to any acceleration of payment as a result of any Change of Control or other similar event).

19.    Internal Revenue Code Section 409A Limitation. It is the intention of the Company and Employee that any bonus, severance and other amounts that may become payable to Employee under this Agreement either be exempt from, or otherwise comply with, Section 409A of the Code (“Section 409A”). Each payment and each installment of any bonus, severance or other payment provided to Employee under this Agreement or otherwise shall be treated as a separate payment for purposes of application of Section 409A. Notwithstanding any other term or provision of this Agreement, to the extent that any provision of this Agreement is determined by the Company with the advice of its independent accounting firm or other tax advisors to be subject to and not in compliance with Section 409A, including, without limitation, the definition of “change in control” or “disability,” the timing of commencement and completion of severance and/or other benefit payments to Employee hereunder, or the amount of any such payments, such provisions shall be interpreted in the manner required to comply with Section 409A. The Company and Employee acknowledge and agree that such interpretation could, among other matters, (i) limit the circumstances or events that constitute a “change in control” or “disability,” (ii) delay for a period of six (6) months or more, or otherwise modify the commencement of severance and/or other benefit payments, (iii) modify the completion date of severance and/or other benefit payments, and/or (iv) reduce the amount of any such payments.

Payments determined to be “nonqualified deferred compensation” payable upon Employee’s separation from service from the Company at a time that Employee is determined to be a “specified employee” (as defined and determined under Section 409A) shall be made no earlier than (a) the first (1st) day of the seventh (7th) complete calendar month following such separation from service, or (b) Employee’s death, consistent with the provisions of Section 409A. Any payment delayed by reason of the prior sentence shall be paid out in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

All expense reimbursement or in-kind benefits subject to Section 409A provided under this Agreement or under any Company program or policy, shall be subject to the following rules: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during one calendar year may not affect the benefits provided during any other calendar year; (ii) reimbursements shall be paid no later than the end of the calendar year following the calendar year in which Employee incurs such expenses, and Employee shall take all actions necessary to claim all such reimbursements on a timely basis to permit the Company to make all such reimbursement payments prior to the end of said period, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

It is the intent of the parties that the provisions of this Agreement and all other plans and programs sponsored by the Company be interpreted to comply in all respects with Section 409A; provided, however, the Company shall have no liability to Employee, or any successor or beneficiary thereof, in the event taxes, penalties or excise taxes may ultimately be determined to be applicable to any payment or benefit received by Employee or any successor or beneficiary thereof.

The Company and Employee further acknowledge and agree that if, in the judgment of the Company and its independent accounting firm or other tax advisors, amendment of this Agreement is necessary to comply with Section 409A, the Company and Employee will negotiate reasonably and in good faith to amend the terms of this Agreement to the extent necessary so that it complies (with the most limited possible economic effect on the Company and Employee) with Section 409A.

20.    Applicable Law. This Agreement shall, in all respects, be governed by the laws of the State of California applicable to agreements executed and to be wholly performed within the State of California.

21.    Severability. In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions or portions thereof shall not be affected thereby.

22.    Mediation. Prior to engaging in any legal or equitable litigation or other dispute resolution process regarding any of the terms and conditions of this Agreement between the parties, or concerning the subject matter of the Agreement between the parties, each party specifically agrees to consider engaging in good faith in a mediation process at the expense of the Company, in accordance with the procedures provided for under the California Evidence Code as then currently in effect. The parties further and specifically agree to use their best efforts to reach a mutually agreeable resolution of the matter.

23.    Arbitration. To the extent not resolved through mediation or otherwise, and except for claims that may not be included in this arbitration agreement as a matter of law (e.g., unemployment and workers’ compensation claims), all claims, disputes and other matters in question arising out of or relating to this Agreement, Employee’s employment with the Company, any termination of Employee’s employment, the enforcement or interpretation of this Agreement, or because of an alleged breach, default, or misrepresentation in connection with any of the provisions of this Agreement, including (without limitation) any common law claims and any state or federal statutory claims, both claims Employee may have against the Company (and claims Employee may have against the Company’s current, former or future parents, subsidiaries, affiliates, directors, shareholders, officers, employees, members, successors, agents and assigns) and claims the Company may have against Employee, shall be resolved by binding arbitration in Los Angeles, California, before a sole, neutral arbitrator (the “Arbitrator”) mutually selected by the parties from Judicial Arbitration and Mediation Services (“JAMS”) in accordance with the Employment Arbitration Rules and Procedures (“Rules”) of JAMS then in effect. The Rules may be found on JAMS’ website at www.jamsadr.com. The parties acknowledge and agree that that the arbitration and this agreement to arbitrate will be governed by the Federal Arbitration Act, and that the Company’s business and the nature of Employee’s employment affects interstate commerce. Final resolution of any dispute through arbitration may include any remedy or relief that the Arbitrator deems just and equitable, including any and all remedies provided by common law and applicable state or federal statutes, and any and all remedies that would otherwise be available to Employee and the Company in a court action. The parties will be permitted to engage in sufficient discovery to allow the parties to gather necessary evidence to prove their claims and present their defenses. The Company shall pay filing fees related to the arbitration and the arbitrator’s fees and costs, as well as any other expense that is unique to arbitration, to the extent required by controlling law, as determined by the Arbitrator. The Company and Employee shall pay for their own attorneys’ fees and any costs not unique to arbitration. However, if either party prevails on a statutory claim that affords the prevailing party attorneys’ fees and costs, the Arbitrator shall award reasonable attorneys’ fees and costs to the prevailing party in accordance with applicable law. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. The parties understand and agree that, by signing this Agreement, they are expressly waiving any and all rights to a trial before a judge or jury regarding any disputes and claims that are subject to arbitration under this Agreement. The parties agree that the Arbitrator’s award shall be final and binding on both parties, subject to any appeal rights provided by law, and may be enforced by any court of competent jurisdiction.

24.    Modifications or Amendments. No amendment, change or modification of this Agreement shall be valid unless in writing and signed by each of the parties hereto. Further, any amendment, change or modification of this Agreement must be approved in advance by the Compensation Committee of the Company’s Board of Directors and reflected in the minutes of such Board’s meetings or in an action by unanimous written consent.

25.    Successors and Assigns. All of the terms and provisions contained herein shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns. In view of the personal nature of the services to be performed under this Agreement by Employee, Employee will not have the right to assign, transfer or delegate any of his rights, obligations or benefits under this Agreement.

26.    Entire Agreement. Employee acknowledges and agrees that the Company has not made any representation with respect to the subject matter of this Agreement or any representation inducing the execution of this Agreement except such representations as are specifically set forth herein, and Employee expressly acknowledges that he has relied on his own judgment in entering into this Agreement. Employee further agrees that any representations that may have heretofore been made by the Company to Employee are of no effect and that Employee has not relied thereon in connection with his dealings with the Company. With the exception of (i) the Restricted Stock Agreements, (ii) the indemnification agreement dated

June 7, 1999, and (iii) the registration rights agreement dated June 9, 1999, each executed by Employee and the Company (and the Greenberg Family Trust in the case of the registration rights agreement), which remain in full force and effect, and which are incorporated by reference in this Agreement, this Agreement constitutes the entire Agreement between the Company and Employee and fully supersedes any and all prior agreements or understandings between them pertaining to the subject matter of this Agreement. This Agreement may not be altered, modified, amended or changed, in whole or in part, except as specified in Section 24, above.

27.    No Waiver. Any failure by either party on any occasion to enforce or require adherence to any term or condition of this Agreement shall not constitute a waiver of any such term or condition, and shall not prevent that party from insisting on the strict adherence to and performance of such term or condition on any other or future occasion.

28.    Drafting. This Agreement shall be construed as if each party participated equally in its negotiation and drafting, and each party agrees that any ambiguity contained in any provision of this Agreement shall not be construed against either party to this Agreement by virtue of that party’s role in the negotiation or drafting of this Agreement.

29.    Section Headings. The various section headings are inserted for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement or any section hereof.

30.    Counsel. Employee acknowledges that he is free to seek advice from independent counsel with respect to this Agreement, and that the Company has urged him to seek such advice. Employee further acknowledges that he either has obtained such advice or, after carefully reviewing this Agreement, voluntarily has decided to forego such advice.

31.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which together will constitute one and the same instrument.

32.    Protected Rights. Employee understands that nothing contained in this Agreement limits (i) his ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Security and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agency”), (ii) his ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company, or (iii) any right that he may have to receive an award for information provided to any Government Agency.

33.    Survival of Certain Provisions. Upon the termination of this Agreement and Employee’s employment, the obligations of the Company and Employee hereunder shall cease, except to the extent of the Company’s obligation, if any, to provide payments and benefits to Employee following termination of employment, as specified in Section 8 (and Attachment “A”), and provided that Sections 5, 9.1, 9.2, 9.3, 9.4, 9.7, 9.8, 10, 11, 12, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32 and 33 of this Agreement shall also survive the termination hereof.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

EMPLOYEE:	COMPANY: SKECHERS U.S.A., INC. a Delaware corporation

/s/ Michael Greenberg	By:	/s/ David Weinberg
Michael Greenberg
David Weinberg
228 Manhattan Beach Blvd.	Name
Manhattan Beach, CA 90266
Address	Chief Operating Officer
Title

ATTACHMENT “A”

WAIVER AND RELEASE AGREEMENT

WAIVER AND RELEASE AGREEMENT

This Waiver and Release Agreement (the “Waiver Agreement”) is entered into by and between MICHAEL GREENBERG (“Employee”) and SKECHERS U.S.A., INC. (the “Company”).

RECITALS

A. Employee and the Company have entered into an Employment Agreement dated as of January 1, 2019 (the “Agreement”).

B. A condition precedent to certain of the Company’s obligations under [Section 8.3 or Section 8.4, as applicable] of the Agreement is the execution of this Waiver Agreement by Employee.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties, intending to be legally bound, agree and covenant as follows:

GENERAL RELEASE

In consideration for the payments and benefits specified in subsections (i) and (ii) of [Section 8.3 or the second paragraph of Section 8.4, as applicable] of the Agreement, Employee agrees unconditionally and forever to release and discharge the Company, and its parents, subsidiaries, affiliates and successors-in-interest, and all of their respective officers, directors, managers, employees, members, shareholders, representatives, attorneys, insurers, reinsurers, agents and assigns, from any and all claims, actions, causes of action, demands, rights or damages of any kind or nature whatsoever, whether known or unknown, foreseen or unforeseen, which Employee ever had, now has or may claim to have against any or all of them for, upon or by reason of any fact, matter, injury, incident, circumstance, cause or thing whatsoever, from the beginning of time up to and including the date of Employee’s execution of this Waiver Agreement, including, without limitation, any claim or obligation arising from or in any way related to Employee’s employment with the Company, the termination of that employment or an alleged breach of the Agreement.

This General Release specifically includes, but is not limited to, any claim for discrimination or violation of any statutes, rules, regulations or ordinances, whether federal, state or local, including, but not limited to, Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Reconstruction Era Civil Rights Act, the California Fair Employment and Housing Act, the California Labor Code and the California Business and Professions Code, the California constitution, and any claims at common law.

Employee further knowingly and willingly agrees to waive the provisions and protections of Section 1542 of the California Civil Code, which reads:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

This General Release covers not only any and all claims by Employee against the Company and the other persons and entities released in his General Release, but, to the extent permitted by applicable law, it also covers any claim for damages or reinstatement asserted on Employee’s behalf by any other person or entity, including, without limitation, any government agency, and Employee expressly waives the right to any such damages or reinstatement.

This General Release does not include any claims that cannot lawfully be waived or released by Employee.

PROTECTED RIGHTS

Employee understands that nothing contained in this Waiver Agreement limits (i) his ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Security and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agency”), (ii) his ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company, or (iii) any right that he may have to receive an award for information provided to any Government Agency.

REPRESENTATIONS OF EMPLOYEE

Employee represents and agrees that, prior to his execution of this Waiver Agreement, Employee has been informed by the Company of his right to consult with legal counsel regarding the terms of this Waiver Agreement, that Employee has had the opportunity to discuss the terms of this Waiver Agreement with legal counsel of Employee’s choosing, and that the Company by this writing is encouraging Employee to seek this advice of legal counsel.

Employee affirms that no promise or inducement was made to cause Employee to enter into this Waiver Agreement other than the inducements provided in this Waiver Agreement and in the Agreement. Employee further confirms that Employee has not relied upon any statement or representation by anyone, other than what is in this Waiver Agreement and the Agreement, as a basis for Employee’s agreement to execute this Waiver Agreement.

MISCELLANEOUS

Except for the Agreement, this Waiver Agreement sets forth the entire agreement between Employee and the Company regarding the subject matter hereof, and shall be binding on both party’s heirs, representatives and successors. This Waiver Agreement shall be construed under the laws of the State of California, both procedurally and substantively. If any portion of this Waiver Agreement is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining paragraphs or subparagraphs of this Waiver Agreement.

Employee and the Company acknowledge and agree that (i) Employee has twenty-one (21) days from his receipt of this Waiver Agreement in which to consider its terms (including, without limitation, Employee’s release and waiver of any and all claims under the Age

Discrimination in Employment Act) before executing it, although Employee may execute this Waiver Agreement earlier if he chooses [but not earlier than his Date of Termination (as defined in Section 7 of the Agreement)], (ii) Employee will have seven (7) days after his execution of this Waiver Agreement in which to revoke this Waiver Agreement (including, without limitation, Employee’s release and waiver of any and all claims under the Age Discrimination in Employment Act), in which event a written notice of revocation must be received by the Chief Executive Officer of the Company before the expiration of this seven (7) day revocation period, and (iii) this Waiver Agreement will not become effective and enforceable until this seven (7) day period has expired without revocation by Employee.

Employee and the Company further acknowledge and agree that the payments and benefits specified in subsections (i) and (ii) of [Section 8.3 or the second paragraph of Section 8.4, as applicable] of the Agreement will not be made, the Waiver Agreement will become null and void, and Employee will not be entitled to any payments or benefits other than those specified in the first sentence of [Section 8.3 or the second paragraph of Section 8.4, as applicable] of the Agreement, unless and until each of the following four conditions are satisfied: (a) Employee executes the Waiver Agreement within twenty-one (21) days after receiving it, (b) Employee returns the executed Waiver Agreement to the Company no later than five (5) working days after executing it, (c) the Waiver Agreement by its terms becomes effective and enforceable after the seven (7) day revocation period specified in the preceding paragraph has expired without revocation by Employee, and (d) Employee returns all Records (as defined in Section 10 of the Agreement) to the Company no later than five (5) days after the termination of his employment. Moreover, Employee acknowledges and agrees that, if the [Section 8.3(i) Amount or Section 8.4(i) Amount (as those terms are defined in the Agreement), as applicable] exceeds the Separation Pay Limitation (as that term is defined in the Agreement), then the [Section 8.3(i) Amount or Section 8.4(i) Amount, as applicable] shall be paid in the amounts and at the times specified in [Section 8.3 or Section 8.4, as applicable].

The undersigned agree to the terms of this Waiver Agreement and voluntarily enter into it with the intent to be bound hereby.

EMPLOYEE:	COMPANY: SKECHERS U.S.A., INC. a Delaware corporation

By:
Michael Greenberg

Name

Title